Exhibit 99.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated March 16, 2012, and made effective as of January 30, 2012 (the “Effective Date”), is made by and between BRIAN KELLEY (“Executive”) and TII NETWORK TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company engages in the design, production, and marketing of lightning and surge protection products, network interface devices, and station electronic and VOIP enclosures products (the “Business”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereinafter provided for; and

WHEREAS, Executive’s position with the Company requires that Executive be trusted with extensive responsibility and confidential information of the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Company and Executive (individually, a “Party”; together, the “Parties”), intending to be legally bound, agree as follows:

1.   Definitions.  The following words and phrases shall have the following meanings when used in this Agreement:

A.   “Agreement” means this Employment Agreement, as hereafter amended from time to time.

B.   “Base Salary” shall mean the payments provided for in Section 5.A below.

C.   “Board” means the Board of Directors of the Company.

D.   “Bonus” has the meaning ascribed thereto in Section 5.B.

E.    Business” has the meaning ascribed thereto in the recitals to this Agreement.

F.   “Change in Control” means, and shall be deemed to have occurred, upon the occurrence of (i) the sale by the Company of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (ii) the consolidation or merger of the Company with any person as a result of which merger the persons who were the stockholders of the Company immediately prior to such consolidation or merger do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company’s then outstanding voting securities or (iii) a tender offer, merger, consolidation, sale of assets, sale of stock of the Company or contested election or any combination of the foregoing transactions in which the persons who were directors of the Company immediately before such transaction cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.  If there shall occur a Change in Control of the Company, then Executive shall have the right to terminate his employment pursuant to this Agreement by providing written notice to the Company within three (3) months of the occurrence of the Change in Control, which termination shall be deemed a Resignation For Good Reason.  Notwithstanding anything herein to the contrary, if Executive does not provide notice within such three (3) month period, no Change in Control shall be deemed to have occurred.

G.   “Company” has the meaning ascribed thereto in the recitals to this Agreement, or any successor in interest thereto.

H.   “Confidential Information” means any and all of the following concerning the Business: (i) any and all trade secrets; (ii) data, know-how, processes, inventions, discoveries, concepts, ideas, designs, and methods; (iii) projections, estimates, pricing lists and data, research and development (past, current and planned), market studies, and business plans; (iv) customer lists, current and anticipated customer requirements, and sales information; (v) computer software and programs (including object code and source code), computer database technologies, systems, structures and architectures (and related processes); (vi) policy and procedure manuals or handbooks, tax records, personnel histories and records, information regarding properties and any other confidential information regarding the Business, however documented; and (vii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

I.   “Disability” means the inability of Executive, due to mental, emotional or physical injury, impairment or illness, to effectively perform substantially all of his employment duties for a period of one hundred twenty (120) or more days (whether or not consecutive) in any 12-month period.  The determination as to whether Executive is Disabled shall be made by a physician, duly licensed to practice medicine in the State of New York, selected by the Company, which determination shall be conclusive and binding upon the Parties hereto.  The physician shall be reasonably acceptable to Executive or his legal representative.

J.   “Executive” has the meaning ascribed thereto in the preamble to this Agreement.

K.   “Insolvency” means (i) the inability of the Company to pay its debts and obligations as they become due, including but not limited to the Base Salary due Executive from time to time, (ii) the filing by, or the consent to the filing against, the Company of a petition under any applicable bankruptcy, receivership or insolvency law or statute, or (iii) the filing against the Company of a petition under any applicable bankruptcy, receivership or insolvency law or statute which is not dismissed within one hundred twenty (120) days from the date of its filing.

L.   “Party” or “Parties” has the meaning ascribed thereto in the recitals to this Agreement.

M.   “Person” means any natural person, corporation, partnership, limited liability company or other legal entity.

N.   “Resignation For Good Reason” means the voluntary termination by Executive of his employment with the Company as a result of: (i) the assignment to Executive of duties that alter the overall authority, duties, responsibilities, nature and status of his role as President and Chief Executive Officer, unless such assignment is promptly withdrawn upon objection by Executive, (ii) the relocation of the Company’s principal place of business to a location (a) more than forty (40) miles from its present location, and (b) so long as the provisions of Section 5G are in effect, more than forty (40) miles from Executive’s residence, (iii) a Change in Control, (iv) the failure to elect or appoint, or re-elect or re-appoint, Executive to, or removal or attempted removal from, his position as President and Chief Executive Officer of the Company (excepting in connection with the proper termination of Executive’s employment by the Company by reason of death, Disability or Cause), (v) the material breach by the Company of any provision of this Agreement and failure to cure same within ten (10) days after its receipt of written notice thereof from Executive, (vi) the Insolvency of the Company, or (vii) the dissolution or liquidation of the Company (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company not involving a Change in Control whereby the business of the Company is continued).  Prior to effectuating a Resignation For Good Reason, unless previously provided, Executive shall provide the Company a written statement setting forth the basis for his belief that his resignation qualifies as a reason for such Resignation For Good Reason.

O.   “Termination For Cause” means involuntary termination of Executive’s employment by the Company based upon the reasonable belief of the Board (excluding, if applicable, Executive if he is a member of the Board) that Executive has engaged in any one of the following: (i) fraud or embezzlement; (ii) intentional misappropriation of Company assets in excess of a de minimis amount; (iii) any attempt by Executive to secure any personal profit related to the Business without the informed written approval of a majority all members of the Board (other than Executive); (iv) refusal by Executive to substantially comply with the reasonable directives of the Board; (v) continued failure to perform, or continuing neglect in the performance of, material duties assigned to Executive, in each case after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, and after Executive has been provided a reasonable time (which shall be not less than ten (10) days) in which to thereafter perform such duties; (vi) Executive’s reckless or willful misconduct in the performance of Executive’s material duties and, to the extent same are subject to cure, the failure to cure same within ten (10) days after his receipt of written notice thereof from the Company; (vii) Executive’s conviction of, or entry of a plea of nolo contendere to, any felony involving moral turpitude or fraud; (viii) the material breach by Executive of any provision of this Agreement and failure to cure same within ten (10) days after his receipt of written notice thereof from the Company; (ix) Executive’s repeated use of alcohol or, other than as prescribed by a physician, any controlled substance, in each case that renders Executive unable to perform his duties to the Company; or (x) violation in a material way by Executive of any policy promulgated by the Board and, to the extent the violation is subject to cure, then failure to cure same within ten (10) days after his receipt of written notice thereof from the Company.  The Company shall provide Executive a written statement setting forth the basis for its belief that an action or inaction of Executive qualifies as a reason for such Termination For Cause.

2.   Employment.

A.   As of the Effective Date, the Company agrees to and does hereby employ Executive to serve as its President and Chief Executive Officer, and Executive agrees to and does hereby accept such employment, all upon the terms and subject to the conditions set forth in this Agreement.  Executive shall at all times report to, and his business activities shall at all times be subject to the direction and control of, the Board.

B.   The Company shall use its commercially reasonable efforts to (i) cause the Executive be a member of the Board throughout the term of employment, and (ii) include him in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire.

3.   Term of Employment.  Subject to and except as provided for in Section 6 of this Agreement, the term of Executive’s employment hereunder shall begin as of the Effective Date and continue until January 29, 2015; and, thereafter, shall automatically be extended for up to three (3) successive twelve (12) month terms, unless written notice is given by Executive or the Company advising the other of such Party’s election not to extend the term of employment hereunder, which notice shall be given not less than sixty (60) days prior to the then effective expiration date.

4.   Duties.

A.   Executive agrees to devote substantially all of his business time, attention, energies and efforts to promote the success of the Company and to discharge his duties and responsibilities as the President and Chief Executive Officer of the Company, to the exclusion of all other business activities, except such other activities (i) as the Board may instruct consistent with the requirements hereof or to which it may consent in writing and (ii) passive investments in other businesses which (a) if privately owned, are not a direct or indirect competitor of the Company or, if publicly owned, do not involve Executive’s owning more than three percent (3%) of the outstanding capital stock or other equity interests of such company, and (b) do not require services on the part of Executive that would reasonably be expected to, or which do, impair or interfere with the performance of his duties hereunder.  Notwithstanding the foregoing, Executive may pursue charitable and civic activities not in competition with the business of the Company, so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder.

B.   While employed by the Company, Executive shall discharge such duties and responsibilities as are customarily performed by a Person having the responsibilities of President and Chief Executive Officer, including such matters as may be reasonably determined and assigned to Executive from time to time by the Board consistent with Executive’s position.

5.   Compensation and Benefits.  The Company shall pay to Executive the following amounts as compensation and benefits for the services performed pursuant to this Agreement during the term or any additional term of this Agreement:

A.   Base Salary.  The Company shall pay Executive an annualized Base Salary of Three Hundred Ten Thousand Dollars ($310,000.00), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time, but in no event less often than monthly.

B.   Bonus.  Executive shall be eligible to participate in the Company’s Executive Management Bonus Program (the “Bonus”).  Any Bonus earned for any given period shall be paid to Executive in a single lump sum payment at the same time as bonuses with respect to such period are paid to executive officers of the Company, but no later than 74 days after the end of such period.  In addition, the Company shall pay Executive a bonus of $15,000 for his service during 2011, payable on March 15, 2012.

C.   Restricted Stock.  Subject to approval of the Board, Executive will be awarded two hundred thousand (200,000) restricted shares of the Company’s common stock, $0.01 par value per share (the “Restricted Stock”).  All of such Restricted Stock shall vest on a date three (3) years from the grant date of such shares (the “Vesting Date”); provided, however, Executive must be employed by the Company on the Vesting Date.  Notwithstanding the foregoing, (i) the Restricted Stock shall vest, on a pro rata basis, upon (a) the death of Executive, (b) the termination of Executive without Cause or (c) Resignation For Good Reason other than a Change in Control, in each case at the rate equal to 1/36th of the number of shares of Restricted Stock for each full month following the grant date that Executive was employed by the Company; and (ii) all of the Restricted Stock shall vest upon a Resignation For Good Reason as a result of a Change in Control.

D.   Benefits.  During the term of this Agreement, Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans, option plans, group life, health, hospitalization and disability insurance plans, deferred compensation plans and other employee welfare benefits maintained by the Company in the same manner and on the same basis (including, but not limited to, eligibility and cost assessment requirements) as may be offered to other executive and key management employees of the Company in accordance with the terms of such plans.  Executive and his dependents shall also be entitled to participate in such other benefit plans and arrangements as are now provided or are hereafter extended to executive employees of the Company and their dependents in accordance with the terms of such plans or arrangements.

E.   Vacations and Leave Time.  Executive shall be entitled to twenty (20) annual paid vacation days in each year and such sick, holiday and other absences consistent with the Company’s policies as are established from time to time by the Board.  Any vacation or other paid time off which is not used in any year shall not accrue, nor shall the

Company be liable for any such benefits not used by Executive prior to the termination of his employment, except and to the extent as may be provided under such policies; provided, that vacation time not taken in one year may be taken within the next six (6) months of the following year, in addition to the twenty (20) vacation days allowed for the following year.

F.   Business Expenses.  Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company.  Notwithstanding the foregoing, reimbursement to Executive of any given reimbursable expense shall be made as promptly as practicable following the Company’s receipt of such documentation but in any event no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense is incurred.  The amount of expenses reimbursed during one taxable year shall not affect the amount of expenses reimbursable by the Company during a subsequent taxable year, and the right to such reimbursement may not be exchanged or substituted for other forms of compensation to Executive.

G.   Commuting Expenses.  So long as Executive does not relocate his residence to a location within forty (40) miles of the Company’s principal office, Executive shall be entitled to receive monthly reimbursement from the Company for commuting expenses, including mileage expenses at the IRS standard mileage rate for use of a car then in effect for business miles driven and hotel accommodations as necessary, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company, and provided further that such expenses do not exceed $2,500 in any month.  Reimbursement to Executive shall be made on a monthly basis, as promptly as practicable following the Company’s receipt of such documentation but in any event no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense is incurred.  The amount of expenses reimbursed during one taxable year shall not affect the amount of expenses reimbursable by the Company during a subsequent taxable year, and the right to such reimbursement may not be exchanged or substituted for other forms of compensation to Executive.

H.   Increases.  Executive’s annual salary and other benefits provided for hereunder are subject to periodic increases, but not decreases, at the discretion of the Board (or the Compensation Committee or other committee of the Board so authorized).

6.   Termination of Employment and Effect.

A.   Death, Disability, Etc.  This Agreement and Executive’s employment hereunder shall terminate upon (i) Executive’s death, or (ii) the Company’s election (by twenty (20) days’ advance written notice to Executive) to terminate following Executive’s suffering of a Disability.  Upon termination for any reason provided for in this Section, Executive shall not be entitled to any Base Salary, exercise or retention of any rights, Bonuses, or other benefits, except for:

(a)           amounts accrued prior to the effective date of resignation or termination, which shall be paid in accordance with Sections 5.A, 5.B, 5.E, 5.F or 5.G, as applicable;

(b)           those benefits, if any, required to be extended by applicable law;

(c)           Executive’s beneficiary and/or dependents shall be entitled, for a period  of eighteen (18) months, to continuation, at the Company’s expense (with such cost of coverage to be paid by the Company no less frequently than monthly), of (1) such benefits as are at the time of Executive’s death or termination being provided to them under Section 5.D above or any replacement benefits as may be offered to other Company executive officers’ beneficiaries or dependents in accordance with the terms of such benefit plans, and (2) any additional benefits as may be provided during such eighteen (18) month period to dependents of the Company’s executive officers in accordance with the terms of the Company’s policies and practices;

(d)   (1) any unpaid Bonus amount relating to periods prior to the year in which the termination occurs, plus (2) a pro rata amount of Executive’s most recent performance Bonus paid (Bonus paid in the prior period divided by number of months in such period) for each full month of employment for Executive in the year of termination, each to be paid in accordance with Section 5.B, provided that, in the event any pro rata Bonus under subclause (2) becomes payable on account of Executive’s termination due to Disability, such pro rata Bonus shall be paid in accordance with Section 5.B but not before the date that is at least sixty (60) days following termination of Executive’s employment on account of Disability; and provided further that in the event the financial results of the Company in the year of termination are not substantially similar to the financial results of the Company for the period of Executive’s most recent performance Bonus, then Executive shall be entitled to receive such unpaid Bonus, if any, as the Board shall determine in its sole discretion;

(e)   severance payments in amounts equal to, and payable in respect of, Executive’s Base Salary existing on the date of such death or termination due to Disability, which payments shall continue for eighteen (18) months following such death or termination (but such severance payments shall discontinue and no longer be payable upon Executive’s taking any action contrary to his covenants provided for in Sections 7, 8 and 9), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly), with the first payment to be made on the first regularly scheduled payroll date, as applicable, on or after the date of death or the 60th day after such termination on account of Disability.  In the event of termination of Executive’s employment on account of Disability, and Executive’s death during such eighteen (18) month period, such amounts shall continue to be paid to Executive’s designated beneficiary or, in the absence of such designated beneficiary, his estate, during the balance of such eighteen (18) month period following such termination of Executive’s employment on account of Disability or such death; and

(f)   Executive’s stock options shall immediately vest in full and the stock options shall be exercisable for one (1) year from the date of termination of employment, but in no event shall any such stock option be exercised after the date such stock option would otherwise have expired under the terms of the Stock Option Contract under which the option was granted.

In the event of Executive’s death or Disability, the Company shall use its commercially reasonable efforts to assist Executive and his dependents in the payment in a timely manner of all compensation and other benefits discussed in this Section 6.A, including, but not limited to, the filing and pursuit of all claims under related insurance policies, rights under stock options and all such assistance as may be requested in filing for disability claims with the government.

B.   Termination For Cause or Voluntary Resignation.  Subject to the provisions set forth in Section 1.O requiring notice and an opportunity to cure, the Company may, immediately and unilaterally, terminate Executive’s employment hereunder for “Cause” at any time.  In the event of a Termination For Cause or Executive’s voluntary resignation from employment (other than a Resignation For Good Reason), Executive shall not be entitled to receive, and the Company shall not be obligated to pay, any Base Salary, Bonus, severance salary, exercise or retention of any rights, or any other benefits, except for (i) any unpaid Base Salary accrued prior to the effective date of termination, to be paid in accordance with the Company’s regular payroll practice, but in no event later than the 30th day following such termination, (ii) any unpaid Bonus amounts earned for periods prior to the year in which the termination occurs, to be paid in accordance with Section 5.B, and (iii) those, if any, required to be extended by applicable law.  Following a Termination For Cause, the Company shall be entitled to such rights and remedies provided for at law.

C.   Resignation For Good Reason or Termination Without Cause or Non-Renewal.

(i)   Executive may, immediately and unilaterally, terminate his employment hereunder at any time by giving the Company sixty (60) days’ advance written notice of Executive’s election to terminate or resign; provided, however, if Executive is Resigning For Good Reason other than a Change in Control, such notice shall not be required and the only notice required shall be as provided for in Section 1.N of this Agreement.

(ii)   If Executive’s employment hereunder is terminated due to either a Resignation For Good Reason or a termination by the Company under circumstances not constituting a Termination With Cause, or if the Company fails to renew this Agreement prior to the expiration of the initial term or any additional term of this Agreement (references hereinafter in this Section 6C to the date of termination of Executive’s employment shall mean the effective date of Resignation or termination by the Company or, in the case of non-renewal, the expiration date of the term, as the case may be), then, in any such case, Executive shall not be entitled to any further Base Salary, exercise or retention of any rights, Bonuses, or other benefits, except for:

(a)   amounts accrued prior to the effective date of termination to be paid in accordance with Sections 5.A, 5.B, 5.E, 5.F or 5.G, as applicable;

(b)   those benefits, if any, required to be extended by applicable law;

(c)   (1) any unpaid Bonus amount relating to periods prior to the year in which the termination occurs, plus (2) a pro rata amount of Executive’s most recent performance Bonus paid (Bonus paid in the prior period divided by number of months in such period) for each full month of employment for Executive in the year of termination, each to be paid in accordance with Section 5.B, provided that such pro rata Bonus shall not be paid until the date that is at least sixty (60) days following such termination of Executive’s employment; and provided further that in the event the financial results of the Company in the year of termination are not substantially similar to the financial results of the Company for the period of Executive’s most recent performance Bonus, then Executive shall be entitled to receive such unpaid Bonus, if any, as the Board shall determine in its sole discretion;

(d)   severance payments in an aggregate amount equal to, and payable in respect of, (i) 1.5 multiplied by Executive’s Base Salary existing on the date of termination plus (ii) 1.5 multiplied by Executive’s most recent performance Bonus paid for the previous twelve (12) month period, which payments shall continue to be paid, in the amounts and at the times then in effect, for eighteen (18) months following such termination (but such severance payments shall discontinue and no longer be payable upon Executive’s taking any action contrary to his covenants provided for in Sections 7, 8 and 9), payable in regular intervals in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly), with the first payment to be made on the first regularly scheduled payroll date on or after the 60th day after such termination; and

(e)   Executive’s stock options shall immediately vest in full and the stock options shall be exercisable for one (1) year from the date of termination, but in no event shall any such stock option be exercised after the date such stock option would otherwise have expired under the terms of the Stock Option Contract under which the option was granted.

(iii)           Unless a contrary interpretation is necessary in the case of a Change in Control to satisfy a non-discrimination or similar requirement with respect to the tax treatment of the Company’s employee benefit plans, programs or policies, an election by Executive to terminate his employment under the provisions of this Section 6.C (including as a result of a Change in Control) shall not be deemed a voluntary termination of employment of Executive for the purpose of interpreting the provisions of any of the Company’s employee benefit plans, programs or policies.

D.   Treatment of Options.  Except as otherwise provided in this Agreement, upon the termination of Executive’s employment pursuant to this Section 6, the options granted by the Company to Executive in accordance with the Stock Option Contract shall be treated in the manner set forth in the Company’s Stock Option Plan.

E.   Release.  The Company shall not be required to commence performance of its obligations under this Section 6 (i) until such time as the Company has received a release agreement, in form satisfactory to the Company, duly executed by Executive (or Executive’s beneficiary or representative) and (ii) unless Executive is not in material violation of any of the material terms or provisions of this Agreement.

F.   Notwithstanding termination of Executive’s employment hereunder, the obligations and commitments of Executive set forth in Sections 7, 8 and 9 shall continue in effect and survive termination, except as otherwise provided in those Sections.

7.   Nondisclosure of Confidential Information.  Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the date of this Agreement, is the property of the Company.  Executive agrees that Executive will not, at any time, disclose to any unauthorized persons or use for Executive’s own account or for the benefit of any third party any Confidential Information, whether Executive has such information in Executive’s memory or embodied in writing or other physical form, without the Company’s written consent, unless and to the extent that the Confidential Information is required to be disclosed as provided in Section 7.A below or is or becomes generally known to and available for use by the public other than as a result of Executive’s fault or the fault of any other person known by Executive to be bound by a duty of confidentiality to the Company.

A.   Permitted Disclosure.  If Executive is required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to disclose all or any part of any Confidential Information, Executive, to the extent feasible under the circumstances and as permitted by law, will first provide the Company with prompt notice of such requirement, as well as notice of the terms and circumstances surrounding such requirements, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  If the Company does not seek an appropriate protective order prior to the date on which Executive is required to make such disclosure, the Company shall be deemed to have waived Executive’s compliance herewith; provided that Executive may only disclose that portion of such Confidential Information as he is advised by his legal counsel as being required to be disclosed.

B.   Destruction or Return on Termination.  Upon termination of Executive’s employment hereunder, Executive shall, upon request of the Company, return to the Company all writings and materials comprising any part of or containing any of the Confidential Information without retaining any copies, extracts or other reproductions thereof; and, to the extent not returned to the Company, Executive will certify to the Company any such materials or writings which were destroyed by him.

8.   Ownership of Executive Inventions.

A.   Inventions and Related Matters.  Executive agrees that the Company shall have sole and exclusive ownership rights in any conception, ideas, invention, improvement, or know-how (whether or not patentable) arising out of, resulting from, or derivative of Executive’s duties and services as an employee of the Company or undertaken within the scope of Executive’s duties hereunder.  Any resulting or derivative rights, including patent, trademark, service mark or other rights, shall be and become the exclusive property of the Company and the Company shall be exclusively entitled to the entire right, title and interest existing with respect hereto.  In furtherance thereof, Executive hereby conveys and assigns to the Company the entire right, title and interest of Executive, if any, in and to any conceptions, ideas, inventions, improvements, or know-how which arise out of, result from, or are derivative of, Executive’s duties and services as an employee of the Company or undertaken within the scope of his duties hereunder.

B.   Original Works.  Any copyrightable work (including, but not limited to, software code and applications), whether published or unpublished, created by Executive in connection with or during the performance of his duties or services hereunder shall be considered a work made for hire to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the sole and exclusive property of the Company as the employer and party specially commissioning such work.  In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, Executive hereby conveys and assigns to the Company the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to display the copyrighted work, and to register the claim of copyright therein and to execute any and all documents with respect thereto.

C.   Executive Assistance.  Executive (i) agrees to disclose to the Company in writing any matters created or authored by him which are, or are intended to be, the property of the Company pursuant to the provisions of this Section; (ii) hereby conveys and assigns to the Company without additional compensation all of Executive’s rights, if any, therein; and (iii) agrees to execute and deliver to the Company such applications, assignments and other documents as may reasonably be requested in order to apply for and obtain patents, copyrights, or other registrations with respect thereto.

9.   Covenant Not to Compete; Non-Solicitation.  Executive covenants and agrees that, for a period of eighteen (18) months following the termination of his employment with the Company for any reason, he will refrain from any of the activities proscribed below in this Section.

A.   Non-Compete.  Executive shall not, directly or indirectly through any Person, for himself or for others, (i) engage in, acquire an ownership interest in, or manage, operate or control, participate in the ownership, management, operation or control of, or be connected with or have any beneficial interest in, or serve as a director, officer, employee, agent, consultant, partner, investor, or independent contractor for, any Person that engages in any business which is competitive with the Business conducted by the Company within the twelve (12) months preceding the termination of Executive’s employment, or (ii) induce or attempt to induce, or take any action the direct result of which is to cause, any customer, prospective customer or licensee of the Company to cease doing business with, or to reduce the level of business then being conducted with, or otherwise interfere with the goodwill enjoyed by, the Company.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to maintain passive investments in other businesses which, if privately owned, are not a direct or indirect competitor of the Company or, if publicly owned, do not involve Executive’s owning more than three percent (3%) of the outstanding capital stock or other equity interests of such companies.

B.   Non-Solicitation.  Excluding the placement of ads in periodicals and other publications of general circulation and hiring of clerical personnel, Executive shall not, directly or indirectly through any Person, for himself or for others, (i) induce or attempt to induce any Person employed in the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any such employee, or (ii) hire any Person who is or was at any time during the previous six (6) months, an employee of the Company.

C.   Reasonableness of Restrictions.  Executive understands that the foregoing restrictions limit his abilities to compete with the Business, but Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits pursuant to the terms of this Agreement and the transactions contemplated herein to clearly justify such restrictions.  Executive has carefully considered the nature and extent of the restrictions contemplated by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

10.   Remedies.  Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual and intellectual character; (b) the Business is, or is expected to be, global in scope; (c) the Company competes with persons having access to markets and capital superior to that possessed by it; (d) the restrictive covenants applicable to Executive will not prevent Executive from obtaining gainful employment and are reasonable and necessary in order to protect the Business; and (e) Executive has consulted with, or been advised by the Company that he should consult with, an independent legal counsel concerning the undertakings of the Executive set forth in, and the provisions of, this Agreement.  If Executive breaches the covenants set forth or provided for in Sections 7, 8 or 9, the Company, in addition to any other rights and remedies available under the Agreement or otherwise, shall be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 7, 8 and 9, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

11.   Tax Provisions.  The Company shall have the right to and shall deduct or withhold from the compensation payable to Executive pursuant to this Agreement any amounts required to be deducted or withheld by federal, state and municipal laws as now in effect or which may be enacted after the date of this Agreement.

12.           Cooperation.  At the expense of the Company, Executive agrees to reasonably cooperate with the Company during the course of third-party proceedings arising out of the Business about which Executive has knowledge or information.  Such proceedings include, but are not limited to, internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery).  Cooperation includes, but is not limited to, Executive’s making himself reasonably available upon reasonable notice and at reasonable times for interviews, meetings, depositions, hearings and trials without the need for subpoena or assurances by the Company, providing any and all documents in his possession that relate to the proceeding, and providing reasonable assistance in locating any and all relevant notes and documents.  Executive agrees not to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment except to the extent that such communication or statements are required by legal process, in which case Section 7.A above shall apply to such communication or statements, or it is Executive’s good faith belief that such communication or statements are in the Company’s business interests and, then, only to the extent such disclosure is not in violation of the covenant of nondisclosure set forth in Section 7.  The provisions of this Section shall survive Executive’s employment termination with the Company and termination of this Agreement for any reason.

13.   Miscellaneous.

A.   Notices.  Notices and other communications required or permitted by this Agreement shall be deemed delivered if delivered personally (with written confirmation of receipt), or by facsimile (with written confirmation of receipt), or by registered or certified mail (return receipt requested), when received by the addressee if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in this section (or to such other addresses and facsimile numbers as a party may designate by notice to the other party) as follows:

If to the Company:	TII Network Technologies, Inc.
141 Rodeo Drive
Edgewood, NY 11717 Attention: Chairman of the Board of Directors Facsimile: (631) 789-5063

With a Copy to:	Meltzer, Lippe, Goldstein & Breitstone, LLP 190 Willis Avenue Mineola, NY 11501 Attention: Ira Halperin, Esq. Facsimile: (516) 747-0653

If to the Executive:	Brian Kelley
92 Four Winds Lane
New Canaan, CT 06840

or at such other address notice of which has been given as provided herein.

B.   Expenses.  The Company shall pay the fees and expenses of Executive’s legal counsel in connection with (i) the preparation and negotiation of this Agreement, not to exceed legal fees of $5,000 and (ii) any termination of this Agreement, not to exceed legal fees of $10,000, provided that nothing contained herein shall limit any rights to indemnification and advancement of expenses to which Executive is entitled as provided in Section 13J.

C.   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

D.   Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable, and this Agreement shall otherwise continue in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

E.   Assignments; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any entity which acquires all or substantially all of the Company’s assets to which the Company’s rights and obligations hereunder are assigned.  This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, but the obligations undertaken herein by Executive shall not and may not be transferred or assigned by the Company, except in connection with or as part of a transfer or sale of all or substantially all of the Company’s assets where the transferee or purchaser expressly assumes and agrees to be bound by the obligations of the Company hereunder, or Executive and any purported transfer or assignment thereof shall be null and void ab initio.

F.   Entire Agreement; Modifications.  This Agreement along with the documents expressly referenced in this Agreement constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company, and the payment of compensation and benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter.  This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company after receiving such approvals of the Board required by the circumstances.  Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and canceled in their entirety and are of no further force or effect.

G.   Waivers.  A discharge of the terms of this Agreement shall not be deemed valid unless by full performance by the Parties or unless corroborated by a writing signed by the Parties.  A waiver by either Party of any breach by the other Party of any provision or condition provided for in this Agreement to be performed or observed by the other Party shall not be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms, remedies or rights provided for in this Agreement or under applicable law, such failure or neglect shall not be deemed a waiver of any such terms, remedies or rights subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or the requirement for performance or observance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except in a writing signed by such Party.

H.   Expense of Enforcement.  If, as a consequence of any dispute arising under or with regard to this Agreement or its performance, any Party shall be required to retain the services of legal counsel or to initiate any legal proceeding, the prevailing Party shall be entitled to recover from the other Party all reasonable costs and expenses incurred with respect to such dispute or proceeding, including but not limited to reasonable attorneys’ fees, the costs of discovery, court costs, expert witness fees and other reasonable and direct out-of-pocket costs.

I.   Waiver of Jury Trial; Jurisdiction.  THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.  THE PARTIES HERETO EACH HEREBY SUBMIT TO AND ACCEPT THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NASSAU OR SUFFOLK COUNTY, STATE OF NEW YORK, FOR THE RESOLUTION OF ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT.

J.   Indemnification.  Subject to the Company’s certificate of incorporation and bylaws and without limiting Executive’s rights to indemnification thereunder, the Company shall indemnify and hold harmless Executive with respect to his performance of services hereunder on the Company’s behalf, to the fullest extent permitted by applicable law, including without limitation the payment of all expenses, including reasonable attorneys’ fees, incurred by Executive in connection with the defense of any action, suit, proceeding or investigation and any appeal thereof.

K.   Time of Reimbursements/In-Kind Benefits.  Any reimbursement to Executive provided for under the last paragraph of Section 6.A and under Section 13.B with respect to any given reimbursable expense shall be made as promptly as practicable following the Company’s receipt of vouchers, receipts and other details of such expenses, but in any event no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense is incurred.  The amount of expenses to be reimbursed, or the in-kind benefits to be provided, under the last paragraph of Section 6.A or under Section 13.B, as applicable, during one taxable year shall not affect the amount of expenses reimbursable, or the in-kind benefits to be provided, by the Company during a subsequent taxable year, and the right to reimbursement or in-kind benefits may not be exchanged or substituted for other forms of compensation to Executive.

L.   409A Omnibus Provision.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid in a manner as would avoid the tax consequences provided under Section 409A of the Code for non-compliance therewith.  If Executive is a “specified employee” (as defined in Section 409A of the Code), then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, until Executive’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  The payments that otherwise would have been made in the 409A

Deferral Period shall be accumulated and paid in a lump sum on the first day of the month immediately following the end of the 409A Deferral Period, and the balance of the payments shall be made as otherwise scheduled.  None of the Company, any of its affiliates, or any of their officers, directors, employees or representatives shall be liable to the Executive for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code.  A payment shall not be considered described in Section 409A(2)(B)(i) of the Code if such payment is described in Section 409A(2)(A)(ii)-(vi) of the Code.  Thus, the restrictions on distributions to specified employees do not apply to distributions on account of death, disability, change of control as defined in the regulations under the Code, or unforeseeable emergency, or at a specified time (or pursuant to a fixed schedule) specified under the plan at the date of the deferral.

M.   Counterparts.  This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument.  Facsimile signature pages shall have the same legal effect as original signatures.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date first written above.

TII NETWORK TECHNOLOGIES, INC.

By:	/s/ Stacey L. Moran

Name:	Stacey L. Moran

Title:	VP Finance, CFO

/s/ Brian Kelley
BRIAN KELLEY